Exhibit 5









                                                       June 6, 1996

AMNEX, Inc,
101 Park Avenue
New York, NY 10178

                    Re:  Registration of 750,000 Common Shares,
                    par value $.001 per share, under the
                    Securities Act of 1933, as amended
                    ----------------------------------------

Gentlemen:

           In our capacity as counsel to AMNEX, Inc., a New York corporation (the "Company"), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering an aggregate of 750,000 Common Shares, par value $.001 per share, of the Company (the "Shares") to be issued upon the exercise of options to acquire Common Shares granted under the Company's 1992 Stock Option Plan, as amended (the "Plan").

           In that connection, we have examined the Restated Certificate of Incorporation and the By-Laws of the Company, each as amended, the Registration Statement and the Plan and are familiar with corporate proceedings of the Company relating to the adoption of the Plan. We have also examined such other instruments and documents as we deemed relevant under the circumstances.

           For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors and shareholders of all minutes of such proceedings. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.



























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AMNEX, Inc.
June 6, 1996
Page 2

           Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and paid for pursuant to options validly issued in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable, subject to the provisions of Section 630 of the Business Corporation Law of the State of New York.

           We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement.

           This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

           We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

           This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.

           Your attention is directed to the fact that members of this firm are shareholders of the Company.

                                      Very truly yours,



                                      CERTILMAN BALIN ADLER & HYMAN, LLP